RETIREMENT AND GENERAL RELEASE AGREEMENT

          THIS RETIREMENT AND GENERAL RELEASE AGREEMENT is entered into this 29th day of January, 2006, by and between Atlas Air Worldwide Holdings, Inc. (“Holdings”) and Jeffrey Erickson (“Employee”).

     WHEREAS, Employee is employed by the Company as President and Chief Executive Officer of Holdings and of Atlas Air, Inc. (collectively the “Company”), pursuant to that certain Amended and Restated Employment Agreement dated April 1, 2005 (the “Employment Agreement”);

     WHEREAS, Employee and the Company are entering into this Agreement to resolve all issues relating to Employee’s employment, retirement, and termination of the Employment Agreement.

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company and Employee hereby agree as follows:

     1.     Retirement: Employee shall retire from his employment with the Company on a date determined by the Company, which date shall be no later than six months from the date of this Agreement (the “Retirement Date”). Employee shall receive reasonable notice from the Company of the Retirement Date.

     2.      Payments and Other Benefits:

              (a) (i) In lieu of any and all benefits Employee would otherwise be entitled to under the Employment Agreement, Employee will receive supplemental retirement payments based on Employee’s base annual salary of $524,400 for a period of eighteen months (the “Payout Period”), commencing six months after the Retirement Date; and (ii) As a special inducement to enter into this Agreement, a lump sum payment of $524,400 payable on his Retirement Date.

              (b)     The Company will provide Employee with continued medical, dental, and vision coverage (as previously elected by Employee) for a period of twenty-four (24) months after the Retirement Date, subject to Employee paying the same portion of the premiums for such coverage as is paid by actively employed executives of the Company during the period of his employment with the Company; provided, however, that any such continued coverage shall cease in the event Employee obtains comparable coverage in connection with subsequent employment. The provision of such benefits during the Payout Period shall not count toward the Employee’s entitlement period for continuation benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

              (c)     Employee shall fully vest as of the Retirement Date in the following:

i. 58,733 shares of Holdings’ restricted stock granted 8/11/04, which shares would otherwise not vest until July 27, 2006.

ii. 42,233 stock options granted 8/11/04, with an exercise price of $16.70 per share, which options would otherwise not vest until July 27, 2006. These options may be exercised up to the later of (A) ninety (90) days after the Retirement Date and (B) December 31, 2006.

iii. 17,333 options granted 3/22/05 with an exercise price of $27.50, which options would otherwise not vest until January 23, 2007. These options may be exercised up to the later of (A) ninety (90) days after the Retirement Date and (B) December 31, 2006.

For the avoidance of doubt, all vested options held by Employee, either because of paragraphs (i) through (iii) above or otherwise, may be exercised up to the later of (A) ninety (90) days after the Retirement Date and (B) December 31, 2006. The Company hereby confirms that the Employee will be entitled to satisfy his withholding tax obligations on any restricted stock vesting or option exercises through share withholding.

              (d)      Notwithstanding the provisions of the 2005 Senior Executive Annual Incentive Plan which require continued employment through the payment date for payment eligibility, Employee will be entitled to payment under such Plan in accordance with its other terms regardless of the timing of the Retirement Date.

              (e)      Employee will be entitled to receive a bonus for 2006 equal to fifty percent (50%) of his base salary. He shall receive that bonus without regard to whether he remains employed through the payment date, which shall be the same date that bonuses for other executives are paid under the 2006 Senior Executive Annual Incentive Plan, but in any event not later than March 14, 2007.

              (f)      The Company will pay Employee’s attorneys’ fees, to a maximum of $30,000.00, incurred in connection with his retirement pursuant to, and negotiation of, this Agreement, upon presentation of a detailed invoice for such fees.

              (g)      Employee shall be entitled to retain his Company-provided Blackberry and laptop, subject to the Company’s right to remove any proprietary information. Company will not provide or pay for service in connection with any such retained item.

              (h)      Company will reimburse Employee for the cost of moving his personal belongings to his home in Arizona, to a maximum of $5,000.00, upon presentation of an invoice.

              (i)      Employee will receive a success fee upon the completion of any “Transaction” as that term is defined in any engagement letter between the Company and any selected investment banker entered into during his remaining tenure as CEO, in an amount equal to 10% of the fee paid to such investment banker upon such successful completion. No more than two transactions will qualify for such payment, and those transactions shall be as agreed upon between Employee and the Board of Directors. No payment under this provision will be made unless such agreed-upon transaction closes within one year of the Retirement Date.

              (j)      Employee will receive all accrued and unpaid amounts owing him as of the Retirement Date, such as vacation pay and unpaid salary.

With the exception of the foregoing, Employee acknowledges and agrees that he shall not be entitled to receive or accrue any other compensation or benefits from the Company of any kind or nature whatsoever during the Payout Period or otherwise, including, but not limited to, any benefits under the Company’s Long Term Incentive Plan, Annual Incentive Plan, vacation, profit sharing, 401(k) contributions, stock option awards of any kind, bonuses, severance pay, or any other benefits that may be provided to employees or officers of the Company as a matter of Company policy or practice. Employee further agrees that during the Payout Period, he will not be eligible to make any contributions to the Company’s 401(k) Plan. The payments and benefits described in this Paragraph 2 include consideration provided to Employee over and above anything of value to which he would otherwise be entitled.

     3.     Comprehensive Release and Waiver: In consideration of the benefits provided to him under Paragraph 3, and except as expressly set forth in this Retirement and General Release Agreement, Employee hereby releases, waives, and forever discharges the Company, its officers, directors, employees, partners, owners, affiliates, and agents, and its and their respective officers, directors, employees, partners, owners, affiliates, agents, successors, assigns, benefit plans, and programs (the “COMPANY RELEASEES”) from any claim, demand, action, or cause of action, whether known or unknown, which arose at any time from the beginning of time to the date on which Employee executes this Agreement. Accordingly, Employee waives and releases all rights relating to, arising out of, or in any way connected with his employment with or retirement from the Company, including, but not limited to, any claim, demand, cause of action, or right, including claims for attorneys’ fess based on, but not limited to:

              (a)      The Age Discrimination in Employment Act of 1967, as amended (codified beginning at 29 U.S.C. Section 621); the Older Workers Benefit Protection Act (Pub. Law 101-433, 104 Stat. 978 (1990)); Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Civil Rights Acts of 1866, 1871, and 1991; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act of 1974, as amended (“ERISA”); the New York State Civil Rights Act, as amended; the New York State Human Rights Law, as amended; the New York State Labor Law, as amended; the New York State Workers’ Compensation Law’s Retaliation provisions, as amended; the New York State Disability Benefits law’s Retaliation provisions, as amended; the New York City Administrative Code and Charter, as amended; the New York City Human Rights Law, as amended; any federal, state, or local law concerning equal pay; and any other federal, state, or local employment statute, law, or ordinance; provided, however, that this Agreement shall not affect Employee’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver;

              (b)     Any and all rights or claims under any express or implied contract or covenant, covenant of good faith and fair dealing, promissory estoppel, or other promises;

              (c)     Any and all common law claims such as wrongful discharge, violation of public policy, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

              (d)     Any and all claims for any of the following: money damages including actual, compensatory, or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, wages, sick pay, stock options, vacation pay, bonuses, stock awards, liquidated damages, costs, expenses, or any other remedies.

Employee acknowledges that he is releasing all claims and potential claims pursuant to this Paragraph 3 to the fullest extent permitted at law. The waiver and release contained in this Paragraph 3, however, does not include: (a) any rights or claims arising after the Retirement Date; (b) any vested rights to receive benefits under the Company’s ERISA benefit plans and any indemnification agreements or arrangements; (c) any rights under this Agreement; and (d) any rights to elect continuation coverage under the Company’s group health plan in accordance with the terms of COBRA.

     4.     Covenant Not To Sue: (a) Employee agrees not to file any claims, complaints, charges, or lawsuits against any COMPANY RELEASEE for any of the claims or other matters that are released, waived, or discharged in Paragraph 3 of this Retirement and General Release Agreement. Accordingly, Employee covenants and agrees not to sue any of the COMPANY RELEASEES concerning any claim relating to, arising out of, or occurring during the course of his employment with or Retirement from the Company.

              (b)      Company covenants and agrees not to sue, and agrees to cause the COMPANY RELEASEES to covenant and agree not to sue, Employee concerning any claim relating to, arising out of, or occurring as a result of Employee’s employment or service as a director of the Company or any of its affiliates and while Employee acted within the scope of his employment or duties, or as a result of his Retirement, except to the extent such claim resulted from the willful misconduct of Employee.

     5.     Non-Disclosure and Return Of Company Property: Employee covenants and agrees that at any time in the future he will not reveal, divulge, or make known to any third party any Confidential or Proprietary Information of the Company or any of its affiliates which is not in the public domain, except as required by law. Confidential or Proprietary Information includes, but is not limited to, records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business and any oral or written information disclosed to Employee or known by Employee as a consequence of or through Employee’s employment by the Company which relates to the Company’s business, products, processes, contracts, or services, including, but not limited to, information relating to research, development, inventions, products under development, manufacturing, processes, formulas, purchasing, finance, accounting, revenues, expenses, marketing, selling, suppliers, customer lists, customer requirements, and the documentation thereof. Except as specifically set forth herein, Employee has returned or agrees to return to the Company on or before the Effective Date (as defined below) of this Agreement, any and all Company property (including his company car or other electronic equipment) and records in Employee’s possession or control, whether prepared by Employee or by others, including, but not limited to, notes, memoranda, correspondence, documents, records, notebooks, tapes, disks, and other repositories of Confidential Information. Employee also agrees to return all Company identification and credit cards on or before the Retirement Date.

     6.     Non-Disparagement: The parties agree not to make any oral or written statement or take any other action which disparages or criticizes the other, and agrees not to make statements about the other to public media. Employee agrees not to send bulk-mails or faxes or other communications to Company employees generally or to large groups of Company employees; provided, however, that Employee shall not be restricted from communicating with individual Company employees concerning legitimate personal interests of Employee, or from contacting Company officers or directors concerning issues relating to Employee’s past employment by the Company or the rights and obligations of Employee and the Company under this Agreement. Employee agrees to cooperate with the Company to promptly resolve all expense account statements to the Company’s reasonable satisfaction.

     7.      Non-Competition:

              (a)      Employee covenants and agrees that, at no time before the first anniversary of the later of (x) the Retirement Date and (y) the date Employee ceases to be a member of the Board, will Employee engage in any of the following activities directly or indirectly, for any reason, whether for Employee’s own account or for the account of any other person, firm, corporation or other organization:

(i) interfere with any of the Company’s contracts or relationships with any client, employee, officer, director or any independent contractor whether the person is employed by or associated with the Company on the date of this Agreement or at any time thereafter; or

(ii) interfere with any of the Company’s contracts or relationships with any independent contractor, customer, client or supplier, or any person who is a bona fide prospective independent contractor, customer, client or supplier of the Company.

              (b)      In addition, Employee covenants and agrees that, at no time before the first anniversary of the later of (x) the Retirement Date and (y) the date Employee ceases to be a member of the Board, will Employee directly or indirectly, for any reason, whether for Employee’s own account or for the account of any other person, firm, corporation or other organization, accept employment with, or give advice to, (i) any air cargo carrier, (ii) any air cargo division or affiliate of any other airline or (iii) any company that leases cargo aircraft on an ACMI, wet lease, charter or dry lease basis. The parties agree and intend that breach of this non-competition clause shall subject Employee to the full measure of contract and equitable damages.

Employee acknowledges that irreparable damage would result to the Company if the provisions of this Paragraph 7 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure to comply with the provisions of this Paragraph 7.

For purposes of this Paragraph 7, “Company” shall include Holdings and each of its subsidiaries.

     8.     Confidentiality: Employee agrees to keep the terms of this Agreement confidential and not to disclose those terms to anyone except immediate family members, legal counsel, and tax or financial advisors; provided, however, that Employee advises such persons of the confidential nature of this Agreement and they agree not to disclose such information further, and except as may otherwise be necessary to enforce its terms or as required by law.

     9.      Cooperation: Employee agrees to cooperate fully with the Company in connection with any actions, proceedings, or potential actions or proceedings the subject matter of which arose, occurred, or transpired while Employee was an employee or otherwise represented the Company. Such cooperation will include, but is not limited to, testimony at deposition, trial, or arbitration; submission of affidavits, certifications, or other court documents; and preparation for the foregoing via personal meetings and telephone conferences with the Company and/or its counsel. The Company agrees to pay Employee’s reasonable out-of-pocket expenses in connection with such testimony and preparation for such testimony. The Company will provide reasonable compensation to the extent that Employee’s obligations under this Paragraph 9 involve more than, in the aggregate, three days in any calendar year.

     10.    Breach By Either Party: If either party breaches any provision of this Agreement, the breaching party agrees to pay all reasonable attorneys’ fees and costs incurred by the non-breaching party or by any COMPANY RELEASEE as a result of such breach. In the event of a material breach of this Agreement by Employee, the Company shall have the right to recover all consideration paid or provided hereunder in excess of amounts which would have been payable to Employee under the Employment Agreement had Employee been terminated by the Company without Cause (as defined in the Employment Agreement) as of the date this Agreement is executed, and Employee shall have the right to recover damages for any amounts due hereunder.

     11.    Successors: This Agreement shall apply to Employee, as well as his heirs, agents, executors, and administrators. The Agreement also shall apply to, and inure to the benefit of, the predecessors, successors, and assigns of the Company and each past, present, or future employee, agent, representative, officer, partner, owner, or director of the Company and any division, subsidiary, parent, or affiliated entity.

     12.    Prior Agreements: Except as provided herein, this Agreement shall supersede and effectively terminate any prior employment agreement(s) between the Company and the Employee, including but not limited to the Employment Agreement. Employee hereby releases the Company and the Company Releasees (as defined in Paragraph 3, above) from any and all obligations under those respective Agreements. Nothing herein shall supersede any indemnification agreements or arrangements for the benefit of Employee.

     13.    Severability: If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms of this Agreement will remain in full force and effect.

     14.    Complete Agreement: The parties agree that this Retirement and General Release Agreement sets forth all of the terms of the agreement between the parties with respect to the subject matter of this Agreement. This Agreement constitutes the entire agreement between Employee and the Company concerning his employment with the Company and his Retirement from employment with the Company, and there are no other promises, understandings, or agreements relating thereto except as may be provided herein.

     15.   No admission: Nothing in this Agreement shall be construed as an admission of liability by either party. The purpose of this Agreement is solely to amicably resolve all issues relating to Employee’s employment and Retirement from employment with the Company.

     16.   Drafting: Both parties have participated in the preparation of this Agreement, and no rules of construction or interpretation based upon which party drafted any portion of the Agreement shall be applicable or invoked.

     17.   Choice of Law and Jurisdiction: This Agreement shall be construed and enforced in accordance with the law of the State of New York. Any action brought by or on behalf of Employee, his agents, heirs, administrators, or executors against the Company (or any of its officers, directors, employees, partners, owners, affiliates, or agents) to enforce this Agreement shall be maintained in a federal or state court located in the jurisdiction in which Employee was employed by the Company.

     18.   No Representations: The parties agree and acknowledge that they have not relied upon any representation, whether written or oral, of the other party in connection with entering into this Agreement, other than as set forth herein.

     19.   Public Announcements: The parties will cooperate in the issuance of any press releases or otherwise in the making of any public statements with respect to Employee’s retirement and related matters contemplated hereby. Employee acknowledges that the Company intends to issue a press release promptly following the parties’ execution and delivery of this Agreement.

     20.   Registration Rights: Employee will be expressly included in any registration of shares made by the Company, to the same extent as then current executives, with respect to shares and options previously issued to him.

     21.   D&O Coverage: The Company will continue to provide Employee coverage under the Company directors and officers (“D&O”) insurance policy for so long as he reasonably retains potential liability as a result of his status as an officer, director or employee of the Company or any of its affiliates, including service as a fiduciary of a Company or affiliate employee benefit plan. The terms and conditions of such coverage shall be at least as favorable to the Employee as the most favorable terms and conditions provided to any other officer, director or senior executive of the Company or its affiliates. Without limitation on the foregoing, the Company will indemnify the Employee, to the fullest extent permitted by law, for any liability, loss, cost, expense or damage, as incurred, by reason of his service as an officer, director or employee of the Company or its affiliates, including service as a fiduciary of a Company or affiliate employee benefit plan.

     22.   Directorship: Employee will resign from the Board of Directors as of the Retirement Date, unless at such time there is a vacancy on the Board created by the resignation or other termination of another Board member. Notwithstanding the foregoing, Employee will be included in the slate of directors presented to the Company’s shareholders at the Company’s next annual meeting.

THIS AGREEMENT IS AN IMPORTANT LEGAL DOCUMENT. EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. EMPLOYEE IS ADVISED THAT HE HAS 21 DAYS AFTER RECEIVING THIS DOCUMENT TO CONSIDER IT, AND IF HE ELECTS TO SIGN IT BEFORE THAT TIME, ACKNOWLEDGES THAT HE HAS DONE SO VOLUNTARILY. IF EMPLOYEE CHOOSES TO AGREE TO THE TERMS OF THIS AGREEMENT, HE MUST SIGN AND RETURN THIS AGREEMENT TO THE COMPANY WITHIN 21 DAYS. IF EMPLOYEE SIGNS THIS AGREEMENT, HE WILL THEN HAVE THE RIGHT TO REVOKE THIS AGREEMENT BY DELIVERING WRITTEN NOTICE OF REVOCATION TO THE COMPANY, BUT SUCH NOTICE MUST BE RECEIVED BY THE COMPANY WITHIN SEVEN DAYS AFTER THE DATE THAT EMPLOYEE SIGNED THIS AGREEMENT. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE AND NONE OF THE PAYMENTS AND BENEFITS SET FORTH IN THIS AGREEMENT SHALL BECOME DUE AND PAYABLE UNTIL THE “EFFECTIVE DATE,” WHICH IS DEFINED AS THE EARLIEST DATE AFTER (a) BOTH PARTIES HAVE EXECUTED THIS AGREEMENT, AND (b) EMPLOYEE’S SEVEN-DAY REVOCATION PERIOD HAS PASSED WITHOUT REVOCATION. IF THIS AGREEMENT IS NOT SIGNED AND DELIVERED TO THE COMPANY WITHIN THE 21-DAY PERIOD, NEITHER EMPLOYEE NOR THE COMPANY WILL HAVE ANY RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.

COMPANY: ATLAS AIR WORLDWIDE HOLDINGS, INC. a Delaware corporation	JEFFREY ERICKSON:

By: /s/ Eugene I. Davis	/s/ J.H. Erickson

Printed: EUGENE I. DAVIS	Printed: J.H. Erickson

Title: CHAIRMAN OF THE BOARD	Date: 1/29/06

Date: 1/29/06